GENERAL CONTRACT FOR SERVICES

This Contract for Services (this "Contract") is made effective as of October 01, 2001, by and between National Companies, Inc. of 4350 Oakes Rd. Suite 512, Davie, Florida 33314, and National Travel Consultants, Inc./Uniglobe Team Travel of 7743 Grand River Uper Suite 1, Brighton, Michigan 48114. In this Contract, the party who is contracting to receive services will be referred to as "National," and the party who will be providing the services will be referred to as "Uniglobe."

1. DESCRIPTION OF SERVICES. Beginning on October 01, 2001, Uniglobe will provide to National the following services (collectively, the "Services"):

       Full service travel agency for all National associates.

2. PAYMENT FOR SERVICES. In exchange for the Services National will pay Uniglobe according to the following schedule:

       Uniglobe will be paid commissions from it's providers in the normal course of booking reservations for National associates. National will not be paid by Uniglobe.

3. TERM. This Contract will remain in effect for a period of one year, and renewable each year for an additional year.

4. WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the "Work Product") developed in whole or in part by Uniglobe in connection with the Services will be the exclusive property of National. Upon request, Uniglobe will execute all documents necessary to confirm or perfect the exclusive ownership of National to the Work Product.

5. CONFIDENTIALITY. Uniglobe, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Uniglobe, or divulge, disclose, or communicate in any manner, any information that is proprietary to National. Uniglobe and its employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract.

Upon termination of this Contract, Uniglobe will return to National all records, notes, documentation and other items that were used, created, or controlled by Uniglobe during the term of this Contract.

6. INDEMNIFICATION. Uniglobe agrees to indemnify and hold National harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against National that result from the acts or omissions of Uniglobe and/or Uniglobe's employees, agents, or representatives.

7. WARRANTY. Uniglobe shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Uniglobe's community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to Uniglobe on similar projects.

8. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

9. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

10. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

11. AMENDMENT. This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

12. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Florida.

13. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

14. ASSIGNMENT. Neither party may assign or transfer this Contract without the prior written consent of the non-assigning party, which approval shall not be unreasonably withheld.


Service Recipient:
National Companies, Inc.


By:    ________________________________________
       Richard L. Loehr
       CEO and President

Service Provider:
National Travel Consultants, Inc./Uniglobe Team Travel

By:    ________________________________________
       Richard L. Loehr
       President